EXHIBIT 10.55

PROMISSORY NOTE SECURED BY DEED OF TRUST

(SENIOR LOAN)

$35,750,000.00	September 13, 2012

CAMERON PARK SENIOR LIVING DELAWARE, LLC, a Delaware limited liability company (“Borrower”), FOR VALUE RECEIVED, promises to pay to KBS FINANCE LLC, a Delaware limited liability company (“Lender”), at such place as the holder hereof may from time to time designate in writing, the principal sum of Thirty Five Million Seven Hundred Fifty Thousand and No/100 DOLLARS ($35,750,000.00) or so much thereof as may from time to time have been advanced to Borrower under this Promissory Note Secured by Deed of Trust (Senior Loan) (hereinafter referred to as this “Note”, which term shall include all extensions, renewals, modifications, consolidations, substitutions, replacements, restatements and increases thereof) with interest on the outstanding principal amount to be computed and paid in accordance with the terms of this Note and the Loan Agreement (defined below). All capitalized terms not defined herein shall have the respective meanings given to them in the Loan Agreement.

DEFINITIONS

For the purpose of this Note:

“Accounts” shall have the meaning ascribed to it in the Loan Agreement (defined below).

“Actual Maturity” shall mean the date upon which the entire unpaid indebtedness evidenced by this Note becomes due and payable in accordance with the terms hereof and the terms of the other Loan Documents (whether at Stated Maturity or upon acceleration following an Event of Default, voluntary prepayment or otherwise).

“Agent” shall have the meaning ascribed to it in the Loan Agreement.

“Bankruptcy Proceeding” shall have the meaning ascribed to it in the Loan Agreement.

“Base Interest” shall mean the interest accruing on the principal balance of the Loan outstanding under this Note from time to time at the then applicable Base Note Rate.

“Base Note Rate” shall mean the LIBOR Rate plus five hundred (500) basis points for the applicable interest period.

“Borrower” shall mean CAMERON PARK SENIOR LIVING DELAWARE, LLC, a Delaware limited liability company, and its successors and assigns.

“Default Interest Rate” shall mean interest on any overdue amount outstanding hereunder from time to time at the rate of five percent (5%) plus the Note Rate.

“Deferred Interest” shall mean the interest accruing on the principal balance of the Loan outstanding under this Note from time to time at the then applicable Deferred Interest Rate and payable at Actual Maturity in accordance with Section 1(c) below.

“Deferred Note Rate” shall mean with respect to the applicable interest period (a) the Note Rate minus (b) the Base Note Rate. For example, during the first twelve (12) months of the Term (and assuming no Event of Default exists), if the LIBOR Rate is one percent (1%), the Note Rate would be eleven percent (11%), the Base Note Rate would be six percent (6%), and the Deferred Note Rate would be five percent (5%).

“Event of Default” shall have the meaning ascribed to it in Section 4(a) hereof.

“Exit Fee” shall mean a fee equal to Four Million and No/100 Dollars ($4,000,000.00) payable in accordance with Section 2(a) below.

“First Payment Date” shall mean November 1, 2012.

“Lender” shall mean KBS FINANCE LLC, a Delaware limited liability company, or its successors or assigns.

“LIBOR Rate” shall mean the 30-day London Interbank Offered Rate as reported in The Wall Street Journal or similar publication, but in no event shall the then applicable LIBOR Rate be less than one percent (1%).

“Loan” shall mean the loan evidenced by this Note.

“Loan Agreement” shall mean that certain Loan Agreement, by and among Borrower, Agent and the Lenders dated as of even date herewith, as the same may hereafter be amended, modified and restated from time to time.

“Loan Documents” shall mean this Note, the Loan Agreement, the Mortgage, the Guaranty, the Environmental Indemnity, the Clearing Account Agreement, the Cash Management Agreement, Pledge and Assignment of Reserve Accounts, the Deposit Account Control Agreement, the Depository Bank Agreement, the Consent and Subordination of Manager (each as defined in the Loan Agreement) and all other documents executed in connection with the Loan, each as the same may hereafter be amended, modified and restated from time to time.

“Mortgage” shall have the meaning ascribed to it in the Loan Agreement.

“Note Rate” shall mean the LIBOR Rate plus the Spread for the applicable interest period. The Note Rate shall be adjusted by Lender every thirty (30) days pursuant to Section 1(d) based on the then applicable LIBOR Rate.

“Payment Date” shall be the first day of every calendar month (or if any such date is not a Business Day, the first Business Day immediately following such date).

“Permitted Prepayment Date” shall mean the date that is the earlier to occur of (a) the date that is twelve (12) months after the date on which Lender sells the Loan to an unrelated third party, and (b) fifteen (15) months after the date of this Note.

“Property” shall have the meaning ascribed to it in the Loan Agreement.

“Spread” shall mean (a) one thousand (1000) basis points during the first twelve (12) months of the Term, (b) One thousand two hundred (1200) basis points during the thirteenth (13th) through twenty-fourth (24th) month of the Term, and (c) one thousand seven hundred (1700) basis points during the twenty-fifth (25th) through thirty-sixth (36th) month of the Term.

“Stated Maturity” shall mean October 1, 2015.

“Term” shall mean the period beginning on the date of this Note and ending at Actual Maturity.

All capitalized terms not otherwise defined in this Note shall have the meanings ascribed to them in the Loan Agreement.

1.           Payments.

(a)         Interest.   From the date hereof to and including the date of Actual Maturity, the principal balance of this Note outstanding from time to time shall bear interest at the Note Rate. A portion of accrued interest shall be payable by Borrower on a current basis (referred to as Base Interest) and a portion of accrued interest shall be deferred until Actual Maturity (referred to as Deferred Interest) as described in Sections 1(b) and 1(c) below.

(b)         Base Interest (Paid Monthly).     Beginning on the First Payment Date and continuing through and including the Stated Maturity, Borrower shall make monthly payments of Base Interest, in arrears, on each Payment Date. On the day of the Closing, Borrower shall make a payment of Base Interest for the period from the date of this Note as set forth on Page 1 of this Note through the First Payment Date.

(c)         Deferred Interest.   At Actual Maturity, Borrower shall make a payment of all Deferred Interest that has accrued (but Deferred Interest shall not be compounded) throughout the Term.

(d)         Actual/360 Interest Calculation.   All interest due shall be computed on the basis of a 360 day year, and the amount of Base Interest payable each month pursuant to Section 1(b) will be based on the actual number of calendar days during such month and, for the purposes of calculating Base Interest and Deferred Interest, the amount of Base Interest and Deferred Interest shall be calculated by multiplying the unpaid principal balance of this Note by the applicable interest rate, dividing the product by 360 and multiplying the quotient by the actual number of days elapsed during the month. Borrower understands that the amount allocated to interest for each month will vary depending on the actual number of calendar days during such month.

(e)         Determination of Note Rate, Base Note Rate, Deferred Note Rate.   Adjustments to the Note Rate, Base Note Rate or Deferred Note Rate, as applicable shall be determined based on the LIBOR Rate published five (5) Business Days prior to the applicable Payment Date (in the event no such LIBOR Rate is published in The Wall Street Journal on such date, then the next immediately preceding date on which the LIBOR Rate is published by The Wall Street Journal). In the event the LIBOR Rate ceases to be published or is otherwise unascertainable, Agent shall select a comparable reference rate as the new index for purposes of calculating the Note Rate, the Base Note Rate or the Deferred Note Rate, as applicable, and Agent shall provide prompt written notice to Borrower of its selected reference rate. Agent’s determination of the Note Rate, Base Note Rate or Deferred Note Rate, as applicable, shall be binding and conclusive.

(f)          Actual Maturity.   The entire outstanding principal amount advanced hereunder together with all accrued and unpaid interest, including Base Interest, Deferred Interest, the Exit Fee and all other charges due hereunder shall be due and payable at Actual Maturity.

(g)          Application of Payments.   All payments made on this Note shall be applied first to reasonable and actual third party costs and expenses (including reasonable attorneys’ fees) payable with respect to any Event of Default, then to the Exit Fee, then to Base Interest currently due, then to Deferred Interest and principal under this Note.

(h)          Form of Payments.   Payments hereunder shall be made in lawful money of the United States of America by wire transfer of immediately available funds, payable to the order of Agent, for the benefit of Lenders, such wire transfer to be sent in accordance with the wire instructions provided by Agent from time to time.

2.          Prepayment.

(a)          Voluntary Prepayment.   After the Permitted Prepayment Date, Borrower shall have the right to prepay in whole (but not in part), all sums due hereunder and under the Loan Documents on a Payment Date, provided that:

(i)        Agent shall have received at least thirty (30) days prior written notice of such prepayment;

(ii)       No Event of Default is continuing; and

(iii)       Borrower shall pay to Lender, in addition to all other amounts owing under this Note and the Loan Documents, an amount equal to the Exit Fee.

(b)          Acceleration.   Except as specified in Section 2(a) or in connection with the application of casualty or condemnation proceeds pursuant to the Loan Documents, Borrower shall not make any prepayment of principal, in whole or in part, before Stated Maturity. If the indebtedness evidenced hereby is prepaid in violation of this Section 2(b) or as a result of acceleration after an Event of Default, Borrower shall be obligated to pay to Lender, all amounts owing under this Note and the other Loan Documents, including, without limitation, the Exit Fee, unpaid Base Interest, Deferred Interest and any other amounts owing by Borrower.

3.          Late Charge.   In the event any amount of the Base Interest due with respect to the Loan remains unpaid for more than five (5) days after the date the same becomes due and payable (without regard to any applicable notice or cure period), Borrower shall immediately, without notice, pay Lender a late charge of five percent (5%) of the amount of the payment due. Such charge shall be payable to Lender as additional interest and not as a penalty.

4.         Default.

(a)          Event of Default.   An “Event of Default” shall occur hereunder in the event of the following:

(i)        the failure of Borrower to make the full and punctual payment of any installment of principal and/or interest due hereunder or any other sum due and payable hereunder or under the other Loan Documents, which failure is not cured on or before the fifth (5th) day after the date such payment was due; or

(ii)       the failure of Borrower to perform and observe any covenant, obligation, agreement or undertaking hereunder (not otherwise referred to in this Section 4(a)) within twenty (20) days following written notice thereof from Lender; or

(iii)      the occurrence of an Event of Default under the Loan Agreement, the Mortgage or any of the other Loan Documents, which has not been cured within the time permitted thereunder.

(b)          Acceleration. Lender may, by notice to Borrower at any time during the existence of an Event of Default, declare immediately due and payable the entire principal amount outstanding hereunder, together with all interest and other charges due hereunder, including, without limitation, all Base Interest and Deferred Interest.

(c)          Default Interest Rate. After an Event of Default, the Default Interest Rate shall apply in place of the Note Rate to all amounts outstanding under the Loan. Such default interest shall be compounded on the monthly anniversary of such Event of Default until paid in full.

(d)          Remedies. The remedies of Lender as provided herein, or in the Loan Documents, or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur. The failure at any time to exercise any right or remedy shall not constitute a waiver of the right to exercise the right or remedy at any other time.

5.         Security.     Borrower’s obligations under this Note are secured by, among other instruments, the Mortgage and the other Loan Documents.

6.         Waiver.     Except for notices which are required by the express terms of the Loan Documents, presentment for payment, demand, notice of dishonor, protest, and notice of protest, stay of execution and all other defenses to payment generally are hereby waived by Borrower. No extension or indulgence or release of collateral granted from time to time shall be construed as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of the rights of Lender herein.

7.          Exculpation.

(a)          Borrower Exculpation.  The provisions of this Note are subject to the provisions of Section 21 of the Loan Agreement.

(b)          Lender Exculpation.  Notwithstanding anything to the contrary contained in this Note, neither Lender nor any present or future shareholder, director, officer, member or partner of Lender or of any entity which is now or hereafter a shareholder, director, officer, member or partner of Lender (or of any entity which is now or hereafter a shareholder, director, officer, member or partner of a shareholder, director, officer, member or partner of Lender) shall have any personal liability, directly or indirectly, under or in connection with this Note or any agreement made or entered into under or in connection with the provisions of this Note, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Borrower hereby forever and irrevocably waives and releases any and all such personal liability. In addition, neither Lender nor any successor or assign of Lender shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject. The limitation of liability provided in this paragraph is in addition to, and not in limitation of, any limitation on liability applicable to Lender provided by law or by any other contract, agreement or instrument.

8.          Governing Law; Severability; Usury.

(a)          Governing Law.  This Note shall be governed by, and construed in accordance with, the substantive law of the State of California without regard to the application of choice of law principles, and Borrower hereby consents to the personal jurisdiction of the state courts of the State of California and of the United States District Court for the Central District of California in any action that may be commenced by Agent or Lenders to enforce its rights hereunder or under the Loan Documents.

(b)          Severability.  If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect, and shall be liberally construed in favor of Lender.

(c)          Usury.  It is the intention of Borrower and Lender to conform strictly to applicable laws governing the maximum rate of interest and other charges payable, including without limitation, usury laws. Accordingly, if the transactions contemplated hereby would violate any such applicable law, then, in that event, notwithstanding anything to the contrary in any Loan Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under any Loan Document or otherwise in connection with the Loan shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to principal by Lender (or if the Loan shall have been paid in full, refunded to Borrower); and (ii) in the event that maturity of the Loan is accelerated by reason of an election by Lender resulting from an Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest allowed by applicable law, and any interest in excess thereof, if any, provided for in the Loan Documents or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited to principal (or if the principal portion of the Loan and any other amounts not constituting interest shall have been paid in full, refunded to Borrower.)

9.          Notices.

(a)          Any notice, election, communication, request, approval or other document or demand required or permitted under this Note shall be in writing and transmitted to the applicable party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission (“Fax”) at the address or addresses indicated for such party below (and/or to such other address as such party may from time to time by written notice designate to the other):

To Borrower, as follows:

Cameron Park Senior Living Delaware, LLC

2451 Bayview Avenue

Carmel, California 93923

Attention:  Erik N. Pilegaard

Fax:  (831) 624-4942

With a copy to:

Larry L. Rader

3029 Merrick San Way

Carmichael, California 95608

Fax:  (916) 480-2966

To Lender, as follows:

c/o KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Attention:  Brian Ragsdale

Fax:  949-417-6518

and

c/o KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Attention:  Jeff Rader

Fax:  949-417-6518

With a copy to:

Greenberg Traurig, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

Attention:  L. Bruce Fischer and Scott A. Morehouse

Fax:  949-732-6501

and shall be deemed delivered and received: (A) if delivery is made or Fax transmission completed before 5:00 p.m. recipient’s local time on a Business Day, or if tendered for delivery between 9:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day and refused, then on the date of such actual or attempted delivery or completed transmission, as evidenced by postal or courier receipt or by the transmission log sheet generated by the sending Fax machine; and otherwise (B) on the Business Day next following the date of actual delivery or completed transmission; provided, however, that any communication by Fax to be effective must be confirmed within three (3) Business Days after transmission by duplicate notice delivered as otherwise provided herein.

10.        Miscellaneous.

(a)          Costs.   If, and as often as, this Note is referred to an attorney for the collection of any sum payable hereunder, or to defend or enforce any of Lender’s rights hereunder, or to commence an action, cross-claim, third-party claim or counterclaim by Lender against Borrower relating to this Note, Borrower agrees to pay to Lender all actual third party costs and expenses incurred in connection therewith including reasonable attorney’s fees (including such fees incurred in appellate, bankruptcy or insolvency proceedings), with or without the institution of any action or proceeding, and in addition, all costs, disbursements and allowances provided by law.

(b)          Modification.   Neither this Note nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

(c)          Successors.   As used herein, the terms “Borrower” and “Lender” shall be deemed to include their respective successors and assigns whether by voluntary action of the parties or by operation of law. All of the rights, privileges and obligations hereof shall inure to the benefit of and bind such successors and assigns.

(d)          Intentionally Omitted.

(e)          Loan Agreement.   To the extent not expressly stated otherwise herein, all of the terms and conditions of the Loan Agreement shall survive the execution of this Note and shall remain in full force and effect; provided, however, to the extent of any irreconcilable conflict between the terms and conditions of the Loan Agreement and this Note, the terms and provisions of this Note shall govern and control.

(f)          No Waiver.   No failure or delay by Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Without limiting the foregoing, no disbursement by Lender after a default by Borrower hereunder shall constitute a waiver of any of Lender’s remedies established or referred to hereunder or shall obligate Lender to make any further disbursement. No waiver, consent or approval of any kind by Lender shall be effective unless (and it shall be effective only to the extent) expressly set out in a writing signed and delivered by Lender. No notice to or demand on Borrower in any case shall entitle Borrower to any other notice or demand in similar or other circumstances, nor shall such notice or demand constitute a waiver of the rights of Lender to any other or further actions. In its sole discretion, Lender may, at any time and from time to time, waive any one or more of the requirements contained herein, but such waiver in any instance or under any particular circumstances shall not be considered a waiver of such requirement or requirements in any other instance or under any other circumstance.

(g)          Waiver of Jury Trial.   TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF LENDER IN CONNECTION WITH THE LOAN. BORROWER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO DISBURSE THE MONEY EVIDENCED BY THIS NOTE AND TO ENTER INTO THE OTHER LOAN DOCUMENTS.

(h)          Withdrawals From Accounts.   Borrower hereby agrees that Lender shall have the right to withdraw from the Accounts, if any, to the extent permitted by the Account Agreements, any amount due Lender hereunder or under any other Loan Documents at the time such payment is due from Borrower. The insufficiency of any funds in the Accounts shall not in any way relieve Borrower from its obligations hereunder or under any other Loan Document and Borrower shall pay to Lender, from other sources, all amounts due to Lender hereunder or under the other Loan Documents, at the time such payment is due.

(i)          Sole and Absolute Discretion.   Any option, consent, approval, discretion or similar right of Lender set forth in this Note may be exercised by Lender in its sole, absolute and unreviewable discretion, unless the provisions of this Note specifically require such option, consent, approval, discretion or similar right to be exercised in Lender’s reasonable discretion.

(j)          Joint and Several Liability.   If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder.

(k)          This Note may not at any time be endorsed to, or made to the order of, bearer, nor may the Note be endorsed in blank.

(l)          Borrower’s Waiver of Rights Under California Civil Code Section 2954.10. BY INITIALING BELOW, BORROWER EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT CHARGE, FEE OR PREMIUM, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND AGREES THAT, IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THIS NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY LENDER ON ACCOUNT OF THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THIS NOTE, OR ANY PROHIBITED DIRECT OR INDIRECT INTEREST IN BORROWER, THEN BORROWER SHALL BE OBLIGATED TO PAY, CONCURRENTLY WITH SUCH PREPAYMENT, THE EXIT FEE PROVIDED FOR IN THIS NOTE (OR, IN THE EVENT OF PREPAYMENT FOLLOWING ACCELERATION OF THE MATURITY DATE HEREOF WHEN THIS NOTE IS CLOSED TO PREPAYMENT) AND ANY AND ALL OTHER CHARGES AND FEES DUE UNDER THE LOAN DOCUMENTS. BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 OR ANY SUCCESSOR STATUTE THEREOF WITH RESPECT TO THE FOREGOING, AND EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT AGENT AND LENDERS HAS MADE THE LOAN EVIDENCED HEREBY IN RELIANCE UPON SAID AGREEMENTS AND WAIVER OF BORROWER AND THAT AGENT AND LENDERS WOULD NOT HAVE MADE THIS LOAN WITHOUT SUCH AGREEMENTS AND WAIVER OF BORROWER. BORROWER HEREBY DECLARES THAT AGENT’S AND LENDERS’ AGREEMENT TO MAKE THE LOAN AT THE INTEREST AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY BORROWER, FOR THIS WAIVER AND AGREEMENT.

/s/ Erik N. Pilegaard
Borrower’s initials

[remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the date first set forth above.

BORROWER:

CAMERON PARK SENIOR LIVING DELAWARE, LLC,
a Delaware limited liability company

By:	/s/ Erik N. Pilegaard
Name:	Erik N. Pilegaard
Title:	Authorized Signatory

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